Exhibit 99.1


                ADC Reports Results for First Fiscal Quarter 2007
      Fiber-to-the-X and Global Enterprise Connectivity Drive Sales Higher
       GAAP Diluted EPS from Continuing Ops of $0.08, Up $0.09 from 1Q06


    --  Net Sales from Continuing Operations for 1Q07 Were $297
        Million, Up 9% from 1Q06

    -- Year-Over-Year Sales Growth Driven Primarily by 17% Growth in Global Fiber Connectivity Solutions, 34% Growth in Global Enterprise Connectivity Solutions, 48% Growth in Wireless Solutions and 6% Growth in Professional Services Partially Offset By 3% Decline in Global Copper Connectivity Solutions and a 3% Decline in Wireline Solutions

    -- $0.08 GAAP Earnings Per Share from 1Q07 Continuing Operations (Includes Restructuring and Acquisition-Related Charges, and Stock Option Compensation Expense)

    -- Total Cash Provided by Operating Activities from Continuing Operations Was $31 Million

    Business Editors

    MINNEAPOLIS--(BUSINESS WIRE)--March 5, 2007--ADC (NASDAQ:ADCT)(www.adc.com) today announced results for its first fiscal quarter ended February 2, 2007 prepared in accordance with generally accepted accounting principles (GAAP). The results from continuing operations are summarized below for ADC's four reportable business segments: Global Connectivity Solutions, Wireless Solutions, Wireline Solutions and Professional Services.

    "Our first quarter sales and earnings in 2007 were stronger than we expected. We are pleased with this performance in the face of several customer timing variables, including merger integration in the United States and regulatory reviews in other countries," said Robert
E. Switz, president and CEO of ADC. "There are a growing number of worldwide opportunities to sell our broad range of communications network infrastructure solutions. Timing variables related to these opportunities, however, may cause our actual results to fluctuate around quarterly expectations. While acknowledging the near-term uncertainty caused by these quarter-to-quarter fluctuations, our primary focus remains on building ADC's long-term value as a leading global network infrastructure company."

    Progress on Profits and Cash Flow Generation

    "In our first quarter of 2007, gross margins improved to 32.0% from 30.2% in the fourth quarter of 2006 and $31 million of cash was provided by operating activities from continuing operations," said Gokul Hemmady, ADC's chief financial officer. "In the past 12 months, $137 million in cash was provided by operating activities from continuing operations."

    GAAP Results (dollars in millions, except per share amounts), Continuing Operations



ADC Results                     2007           2006          2006
                            First Quarter Fourth Quarter First Quarter
--------------------------- ------------- -------------- -------------
Net sales                         $297.2          307.4         272.8
   Percent outside U.S.             42.0%          46.0%         42.7%
Gross margin                        32.0%          30.2%         31.6%
Operating income (loss)             $6.9           (0.7)         (2.4)
Income before income taxes         $10.5            2.5             -
Income (loss) from
 continuing operations              $9.4           47.2          (1.3)
Earnings (loss) per share
 from continuing operations
 - diluted                         $0.08           0.38         (0.01)
Weighted average common
 shares outstanding -
 diluted (millions)                117.3          131.5         116.7


    The table below shows certain expenses (benefits) included in GAAP results.



                                2007           2006          2006
(dollars in millions)       First Quarter Fourth Quarter First Quarter
--------------------------- ------------- -------------- -------------
Amortization of purchased
 intangibles                        $6.0            6.4           6.5
Restructuring and
 impairment charges                 $0.6           14.1           1.4
Stock-option compensation
 expense in selling and
 administration                     $1.4            1.1           2.8
FONS employee retention
 expense in selling and
 administration                       $-              -           2.4
Andrew merger termination
 fee, net of expenses, in
 other income/expense                 $-           (3.8)            -
Interest expense adjustment
 related to additional
 income tax on closure of
 subsidiary                           $-           (1.3)            -
Write-off of non-public
 equity interest in other
 income/expense                       $-            3.9             -
Additional income tax on
 closure of subsidiary                $-            3.4             -
Benefit from reduction of
 deferred tax asset
 valuation reserve in
 provision/benefit for
 income taxes                         $-          (49.0)            -


    Diluted EPS Calculation

    The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive. This method results in the fully diluted EPS calculation for continuing operations using a:

    -- Numerator equal to the sum of income from continuing operations plus the addback of after-tax interest expense from the convertible notes. The convertible notes consist of $200 million in 1.0% fixed rate notes maturing on June 15, 2008 and $200 million in variable rate notes maturing on June 15, 2013, with an interest rate equal to 6-month LIBOR plus 0.375%. The interest rate for the variable rate notes will be reset on each June 15 and December 15. The interest rate on the variable rate notes is 5.729% for the six-month period ending June 15, 2007.

    -- Denominator equal to weighted average common shares outstanding for basic EPS plus employee stock options (where dilutive) plus 14.2 million shares assuming the convertible notes are converted to common stock.

    If adjusting GAAP earnings for the certain expenses (benefits) in the above table, the variables below may be used in determining adjusted diluted EPS from continuing operations, with and without the if-converted method to determine which is the most dilutive treatment to use.



(millions)                      2007           2006          2006
                            First Quarter Fourth Quarter First Quarter
--------------------------- ------------- -------------- -------------
Weighted average common
 shares - diluted                  117.3          117.3         116.7
If-converted weighted
 average common shares -
 diluted                           131.5          131.5         130.9
If-converted convertible
 note interest add back             $3.4            3.4           2.8


    GAAP Segment Results (dollars in millions), Continuing Operations

    During the first quarter of fiscal 2007, we made certain organizational changes that have eliminated the use of a management structure based upon a business and geographical matrix. Primarily as a result of these changes, we have changed our reportable segments. These changes conform to our current management reporting presentation by business. The Broadband Infrastructure and Access business segment has been separated into three new reportable segments - Global Connectivity Solutions (GCS), Wireless Solutions and Wireline Solutions. Prior-year segment disclosures have also been reclassified to conform to this new segment presentation.



                                              2007     2006     2006
Sales by Segment                             First    Fourth   First
(dollars in millions)                       Quarter  Quarter  Quarter
------------------------------------------- -------- -------- --------
Global Connectivity Solutions                $227.8    229.4    207.9
Wireless Solutions                             $7.4      9.1      5.0
Wireline Solutions                            $15.2     16.8     15.6
Professional Services                         $46.8     52.1     44.3
                                            -------- -------- --------
Total ADC                                    $297.2    307.4    272.8
                                            ======== ======== ========

                                              2007     2006     2006
Products By Segment                          First    Fourth   First
Percent of Total ADC Sales                  Quarter  Quarter  Quarter
------------------------------------------- -------- -------- --------
Global Connectivity Solutions:
   Global Copper Connectivity                    34%      35%      38%
   Global Fiber Connectivity                     27       22       25
   Global Enterprise Connectivity                16       18       13
                                            -------- -------- --------
   Total GCS                                     77       75       76
                                            -------- -------- --------
Wireless Solutions                                2        3        2
Wireline Solutions                                5        5        6
Professional Services                            16       17       16
                                            -------- -------- --------
Total ADC                                       100%     100%     100%
                                            ======== ======== ========

                                              2007     2006     2006
Operating Income (Loss) By Segment           First    Fourth   First
(dollars in millions)                       Quarter  Quarter  Quarter
------------------------------------------- -------- -------- --------
Global Connectivity Solutions                 $14.5     15.7      5.8
Wireless Solutions                            $(4.3)    (4.6)    (6.3)
Wireline Solutions                             $1.9      2.6      1.5
Professional Services                         $(4.6)    (0.3)    (2.0)
Restructuring and impairments                 $(0.6)   (14.1)    (1.4)
                                            -------- -------- --------
Total ADC                                      $6.9     (0.7)    (2.4)
                                            ======== ======== ========


    Global Connectivity Solutions

    Comparing first quarters of 2007 and 2006, 2007 GCS sales of $228 million were 10% higher than 2006, driven primarily by sales growth of 17% in global fiber connectivity solutions and 34% in global enterprise connectivity solutions, partially offset by a decline of 3% in global copper connectivity solutions. Global fiber connectivity sales were driven by strong growth in fiber-to-the-x (FTTX) deployments supplemented with a smaller increase of central-office fiber sales. Global enterprise connectivity sales increased as a result of favorable business infrastructure spending for both new buildings and upgrading existing facilities. Global copper connectivity shipments were effected as a result of lower sales of outside cabinets in Europe partially offset by a small increase in central-office copper sales.

    GCS sales in the first quarter of 2007 decreased 1% from the fourth quarter of 2006. Sales of global fiber connectivity sales increased 21%. This growth was offset by an 8% sales decrease in global copper connectivity products and a 13% sales decrease in global enterprise connectivity products. Global fiber connectivity sales increased primarily from strong demand for FTTX products. Global copper connectivity sales decreased due to traditional seasonally-lower first quarter sales combined with reduced demand resulting from merger activity in the United States and lower sales of outside cabinets in Europe. Global enterprise connectivity sales decreased, as expected, because of construction seasonality.

    Wireless Solutions

    Comparing first quarters of 2007 and 2006, Wireless Solutions sales of $7 million increased 48%. This increase was generated by both new market penetration associated with our ClearGain(R) Tower-Mounted amplifier products and increased spending by existing customers on our Digivance(R) coverage and capacity systems. Wireless Solutions sales were 19% lower from the fourth quarter of 2006, as expected, because of seasonality in the fiscal first quarter.

    Wireline Solutions

    Wireline Solutions sales of $15 million decreased 3% comparing the first quarters of 2007 and 2006. The decrease in wireline product sales was the result of a general industry-wide decline in the market demand for high-bit-rate digital subscriber line products as carriers undertake product substitution by delivering fiber and Internet Protocol services closer to end-user premises. This is a long-term, industry-wide trend in market demand that is expected to continue. Wireline Solutions sales were 10% lower from the fourth quarter of 2006, as expected, due to seasonality in the fiscal first quarter.

    Professional Services

    On a year-over-year basis, Professional Services' first quarter 2007 sales of $47 million increased 6% over 2006, primarily the outcome of higher sales in both the United States and Germany. On a quarterly sequential basis from the fourth quarter of 2006, Professional Services sales in the first quarter of 2007 decreased 10%, primarily because of lower sales in both the United States and Germany. In the United States, higher year-over-year sales primarily were due to a customer resuming and expanding its network build programs, and lower sequential sales primarily were due to merger activity among customers and typical seasonality in the fiscal first quarter. Contract timing and changes in network deployment plans with various customers are the primary cause of sales fluctuations in Germany.

    Other GAAP Data & Related Statistics

    Below are summarized certain ADC balance sheet and cash flow information on a GAAP basis and related statistics:



Balance Sheet Data                February 2, October 31,  January 27,
(dollars in millions)                    2007        2006         2006
--------------------------------- ----------- -----------  -----------
Cash and cash equivalents -
 unrestricted                         $141.2       142.3         97.7
Short-term available for sale
 securities                           $420.8       395.4        338.8
Long-term available for sale
 securities                             $7.2        10.7         11.0
Restricted cash                        $12.9        14.0         20.3
                                  ----------- -----------  -----------
Total cash and securities             $582.1       562.4        467.8
                                  =========== ===========  ===========
Long-term notes payable               $400.0       400.0        400.0


    ADC's total cash, cash equivalents and available-for-sale securities (short- and long-term) were $582 million as of February 2, 2007. The increase from both October 31, 2006 and January 27, 2006 was primarily a result of total cash provided by operating activities. ADC believes that the remaining cash and securities balance is sufficient to meet anticipated needs for executing our near-term business plan. ADC's $200 million of fixed rate convertible notes outstanding do not mature until June 15, 2008, and the $200 million of variable rate convertible notes do not mature until June 15, 2013. All convertible notes have a conversion price of $28.091 per share. In addition, ADC's deferred tax assets, which are substantially reserved at this time, should reduce its income tax payable on U.S. taxable earnings in future years.



Cash Flow Data and Related
 Statistics                     2007           2006          2006
(dollars in millions)       First Quarter Fourth Quarter First Quarter
--------------------------- ------------- -------------- -------------
Total cash provided by
 (used by) operating
 activities from continuing
 operations                        $31.4           38.6         (11.7)
Days sales outstanding              46.4           49.6          56.6
Inventory turns -
 annualized                          4.8            5.2           5.2
Depreciation and
 amortization                      $17.1           17.7          16.5
Property, equipment and
 patent additions, net of
 disposals                          $8.5            9.8           6.2


    Employees

    Total employees were approximately 8,600 as of February 2, 2007 and October 31, 2006 and approximately 8,500 as of January 27, 2006.

    Outlook for 2007 Annual Guidance and Information on Long-term
Business Direction

    "We believe that the strength seen in our first fiscal quarter of 2007 may have been a result of some of our U.S. FTTX customers purchasing earlier than we had expected when we provided guidance in December 2006," said Switz. "We also believe that we have significant long-term growth opportunities ahead of us; however, forecasting the timing of these opportunities remains difficult due to the uncertainty of how long and to what degree spending by our customers will be deferred during the integration of mergers in the United States, regulatory reviews in other countries and capital allocation to new initiatives. These factors could shift some sales opportunities from fiscal 2007 into fiscal 2008. Consequently, we are keeping our fiscal 2007 guidance unchanged at this time until the uncertainties of the quarterly timing and extent of our 2007 growth opportunities are resolved."

    In fiscal 2005 and 2006, ADC's sales fluctuated from quarter to quarter and ADC believes that these variations may continue in fiscal 2007 and beyond. In addition, the sequential percentage increase of sales in the second quarter of 2007 from the first quarter of 2007 may be less than the sequential percentage increase of comparable quarters in fiscal 2005 and 2006 depending on when the current timing uncertainties of some sales opportunities are resolved. If these uncertainties are resolved favorably, we would expect to see a positive impact on our business. Gross profit margins are expected to rise and decline with sales volume levels from quarter to quarter.

    On a continuing operations basis, ADC currently expects its fiscal 2007 sales to be in the range of $1.260-$1.290 billion. Based on this annual sales estimate and subject to sales mix and other factors, GAAP diluted EPS from continuing operations in fiscal 2007 is estimated to be in the range of $0.53 to $0.63, which includes estimated charges listed in the below table.



                                                          Fiscal 2007
                                                           Estimate
                                                         -------------
Estimated GAAP EPS from continuing operations - diluted  $0.53-0.63(1)

Estimated EPS charges, net of tax, included in estimated
 GAAP:
Restructuring charges through February 2, 2007              $0.01
Amortization of purchased intangibles                       $0.20
Stock-option compensation expense                           $0.07


    (1) Excludes potential future restructuring, impairment and acquisition-related charges, and certain non-operating gains/losses, as well as benefits from any reduction of the deferred tax asset valuation reserve, of which the amounts are uncertain at this time. The calculation of GAAP diluted EPS from continuing operations includes the if-converted method, which assumes that ADC's convertible notes are converted to common stock, if such treatment is dilutive.

    ADC is working to execute a multi-faceted, multi-year approach to growing value for our shareowners in a market with ever increasing competitive pressures. We intend to continue building ADC into the leading global network infrastructure company. We have established balanced sales growth, competitive cost transformation and business execution excellence as the main priorities in our plan to grow sales, profitability and value.

    -- Balanced Sales Growth. We are targeting certain market and product segments, as well as certain geographies as core to future growth plans. Key product segments include next-generation core networks, FTTX, wireless capacity/coverage, network automation, and enterprise network upgrades.

    -- Competitive Cost Transformation. ADC is executing many initiatives designed to increase efficiency, improve our cost position and increase our profit margins. Core processes are being redesigned based on our customers' changing demands. ADC is migrating to a modular design approach to enable a more efficient configure-to-order business model. We plan to reduce the overall amount of part numbers allowing ADC to reduce customer delivery intervals, while improving engineering and production efficiencies. ADC continues to move more of its manufacturing and support processes from the United States, Germany and Australia to lower-cost operations in China, the Czech Republic, India and Mexico. Both our internal process redesign and increased manufacturing efficiencies should enable ADC to improve our customers' experiences while reducing its sourcing costs and inventory levels. We will continue to focus on optimizing operating expenses by utilizing shared services, simplifying our business structure and consolidating facilities. These transformational and on-going changes are designed to enable ADC to serve its customers more rapidly and cost-effectively.

    -- Business Execution Excellence. We believe the quality of our customer service, products and services have long differentiated ADC in the marketplace. We will continue to work on better understanding the market and the needs of our customers. At ADC, we define our products and services based on our belief that ADC will continue to succeed if we can consistently deliver value to our customers. We will focus on ensuring that our current and future customers can depend on ADC to meet schedule, product, quality and service commitments.

    Income Tax Expense

    As of February 2, 2007, ADC had a total of $1,021 million in deferred tax assets (primarily for U.S. income taxes) that have been offset by a valuation allowance of $976 million. Approximately $222 million of these deferred tax assets relate to capital loss carryovers that can be utilized only against realized capital gains through October 31, 2009. Excluding the deferred tax assets related to capital loss carryovers, most of the remaining deferred tax assets are not expected to expire until after fiscal 2021. During the fourth fiscal quarter of 2006, the valuation allowance was reduced by $49 million attributable to deferred tax assets, which are expected to be utilized over the subsequent two-year period. As it generates pre-tax income in future periods, ADC currently expects to record reduced income tax expense until either its deferred tax assets are fully utilized to offset future income tax liabilities or the value of its deferred tax assets are fully restored on the balance sheet.

    A copy of this news release, including the financial guidance it contains, can be accessed at www.adc.com/investorrelations/newsandcommunications/earningsreleases/.

    Today's 5:00 p.m. Eastern Earnings Conference Call and Webcast

    ADC will discuss its first quarter 2007 results and current outlook on a conference call scheduled today, March 5, at 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (800) 399-7506 and by international callers at (706) 634-2489 or on the Internet at www.adc.com/investor, by clicking on Webcasts. Starting today at 7:30 p.m. Eastern time, the replay of the call can be accessed until 11:55 p.m. Eastern time on March 12 by domestic callers at (800) 642-1687 and by international callers at (706) 645-9291 (conference ID number is 7712335) or on the Internet at www.adc.com/investor, by clicking on Webcasts.

    About ADC

    ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ:ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

    Cautionary Statement Regarding Forward Looking Information

    All forward-looking statements contained herein, particularly those pertaining to ADC's expectations or future operating results, reflect management's current expectations or beliefs as of the date of such statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. ADC cautions that any forward-looking statements made by us in this report or in other announcements made by us are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation: any statements regarding future sales; profit percentages; earnings per share and other results of operations; expectations or beliefs regarding the marketplace in which we operate; the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity; the demand for equipment by telecommunication service providers, from which a majority of our sales are derived; our ability to operate our business to achieve, maintain and grow operating profitability; macroeconomic factors that influence the demand for telecommunications services and the consequent demand for communications equipment; consolidation among our customers, competitors or vendors which could cause disruption in our customer relationships or even displacement of us as an equipment vendor to the surviving entity in a customer consolidation; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices with respect to acquisitions or divestitures; our ability to integrate the operations of any acquired businesses with our own operations and to realize planned synergies from such transactions; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we presently feel have the greatest growth potential; fluctuations in our operating results from quarter-to-quarter, which are influenced by many factors outside of our control, such as variations in demand for particular products in our portfolio that have varying profit margins; the impact of regulatory changes on our customers' willingness to make capital expenditures for our equipment and services; financial problems, work interruptions in operations or other difficulties faced by our customers or vendors, which can influence future sales to customers as well as our ability to either collect amounts due us or obtain necessary materials and components; economic and regulatory conditions both in the United States and outside of the United States, as a significant portion of our sales come from non-U.S. jurisdictions; our ability to protect our intellectual property rights and defend against infringement claims made by other parties; possible limitations on our ability to raise additional capital if required, either due to unfavorable market conditions or lack of investor demand; our ability to attract and retain qualified employees in a competitive environment; potential liabilities that could arise if there are design or manufacturing defects with respect to any of our products; our ability to obtain raw materials and components and the prices of those materials and components which can be subject to volatility; our dependence on contract manufacturers to make certain of our products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; our ability to successfully defend or satisfactorily settle any pending litigation or litigation that may arise; fluctuations in the telecommunications market, and other risks and uncertainties, including those identified in the section captioned Risk Factors in
Item 1A of ADC's Annual Report on Form 10-K for the fiscal year ended October 31, 2006 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings we make with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
                            (In millions)

ASSETS

                                              February 02, October 31,
                                                  2007        2006
                                              ------------------------

CURRENT ASSETS:
  Cash and cash equivalents                        $141.2      $142.3
  Available-for-sale securities                     420.8       395.4
  Accounts receivable, net of reserves of
   $9.5 and $10.2                                   153.3       169.3
  Unbilled revenue                                   22.7        23.8
  Inventories, net of reserves of $33.1 and
   $35.1                                            167.8       165.5
  Assets of discontinued operations                   3.2        14.9
  Prepaid and other current assets                   34.1        31.5
                                              ------------------------

    Total current assets                            943.1       942.7

PROPERTY AND EQUIPMENT, net of accumulated
 depreciation of $373.7 and $370.3                  204.5       206.5

RESTRICTED CASH                                      12.9        14.0

GOODWILL                                            238.5       238.5

INTANGIBLES, net of accumulated amortization
 of $68.5 and $66.5                                 136.3       142.0

AVAILABLE-FOR-SALE SECURITIES                         7.2        10.7

LONG-TERM ASSETS OF DISCONTINUED OPERATIONS           0.4         0.3

OTHER ASSETS                                         55.3        56.7

                                              ------------------------
  Total Assets                                   $1,598.2    $1,611.4
                                              ========================


LIABILITIES & SHAREOWNERS' INVESTMENT

CURRENT LIABILITIES:
  Accounts payable                                  $82.9       $88.4
  Accrued compensation and benefits                  44.1        43.6
  Other accrued liabilities                          57.6        60.6
  Income taxes payable                               18.1        17.7
  Restructuring accrual                              24.5        28.4
  Liabilities of discontinued operations             10.7        21.4
                                              ------------------------

    Total current liabilities                       237.9       260.1


PENSION OBLIGATIONS & OTHER LT OBLIGATIONS           80.9        77.8
LONG-TERM NOTES PAYABLE                             400.0       400.0
                                              ------------------------
    Total liabilities                               718.8       737.9

SHAREOWNERS' INVESTMENT
    (117.2 and 117.2 shares outstanding)            879.4       873.5

                                              ------------------------
  Total liabilities and shareowners'
   investment                                    $1,598.2    $1,611.4
                                              ========================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Earnings Per Share)

                                       For the Three Months Ended
                                  ------------------------------------
                                  February 02, October 31, January 27,
                                      2007        2006        2006
                                  ------------ ----------- -----------
Products                               $261.8      $266.0      $242.1
Services                                 35.4        41.4        30.7
                                  ------------ ----------- -----------
NET SALES                               297.2       307.4       272.8

Products                                168.8       180.3       159.8
Services                                 33.4        34.2        26.8
                                  ------------ ----------- -----------
COST OF SALES                           202.2       214.5       186.6
                                  ------------ ----------- -----------
GROSS PROFIT                             95.0        92.9        86.2
                                  ------------ ----------- -----------
GROSS MARGIN                             32.0%       30.2%       31.6%

OPERATING EXPENSES:
  Research and development               17.2        17.1        19.0
  Selling and administration             64.3        56.0        61.7
  Amortization of purchased
   intangibles                            6.0         6.4         6.5
  Impairment charges                        -         0.4           -
  Restructuring charges                   0.6        13.7         1.4
                                  ------------ ----------- -----------
    Total Operating Expenses             88.1        93.6        88.6
                                  ------------ ----------- -----------
      As a Percentage of Net Sales       29.6%       30.4%       32.5%

OPERATING INCOME (LOSS)                   6.9        (0.7)       (2.4)
OPERATING MARGIN                          2.3%      (0.2%)      (0.9%)
OTHER INCOME (EXPENSE), NET:
    Interest, net                         3.1         4.5         1.3
    Other, net                            0.5        (1.3)        1.1
                                  ------------ ----------- -----------

INCOME BEFORE INCOME TAXES               10.5         2.5           -
PROVISION (BENEFIT) FOR INCOME
 TAXES                                    1.1       (44.7)        1.3
                                  ------------ ----------- -----------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS                               9.4        47.2        (1.3)

DISCONTINUED OPERATIONS, NET OF
 TAX:
  Loss from discontinued
   operations                            (0.7)       (1.8)       (1.1)
  Loss on sale of discontinued
   operations, net                       (5.1)       (5.3)          -
                                  ------------ ----------- -----------
    Total Discontinued Operations        (5.8)       (7.1)       (1.1)

                                  ------------ ----------- -----------
(Loss) earnings before the
 cumulative effect of a change in
 accounting principle                     3.6        40.1        (2.4)
Cumulative effect of a change in
 accounting principle                       -           -         0.6
                                  ------------ ----------- -----------

NET (LOSS) INCOME                       $ 3.6      $ 40.1       $(1.8)
                                  ============ =========== ===========
NET MARGIN                                1.2%       13.0%      (0.7%)

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - BASIC                    117.2       117.2       116.7
                                  ============ =========== ===========
WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING - DILUTED                  117.3       131.5       116.7
                                  ============ =========== ===========

EARNINGS (LOSS) PER SHARE FROM
 CONTINUING OPERATIONS - BASIC          $0.08       $0.40      $(0.01)
                                  ============ =========== ===========
EARNINGS (LOSS) PER SHARE FROM
 CONTINUING OPERATIONS - DILUTED        $0.08       $0.38      $(0.01)
                                  ============ =========== ===========

LOSS PER SHARE FROM DISCONTINUED
 OPERATIONS - BASIC                   $ (0.05)     $(0.06)     $(0.01)
                                  ============ =========== ===========
LOSS PER SHARE FROM DISCONTINUED
 OPERATIONS - DILUTED                 $ (0.05)     $(0.05)     $(0.01)
                                  ============ =========== ===========

EARNINGS PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - BASIC              $-          $-          $-
                                  ============ =========== ===========
EARNINGS PER SHARE FROM CHANGE IN
 ACCOUNTING PRINCIPLE - DILUTED            $-          $-          $-
                                  ============ =========== ===========

NET EARNINGS (LOSS) PER SHARE -
 BASIC                                 $ 0.03       $0.34      $(0.02)
                                  ============ =========== ===========
NET EARNINGS (LOSS) PER SHARE -
 DILUTED                               $ 0.03       $0.33      $(0.02)
                                  ============ =========== ===========




                        SUPPLEMENTARY SCHEDULE
            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
              EARNINGS PER SHARE CALCULATION - UNAUDITED
                              GAAP BASIS
               (In Millions, Except Per Share Amounts)

Numerator:                             For the Three Months Ended
                                  ------------------------------------
                                  February 02, October 31, January 27,
                                      2007        2006        2006
                                  ------------------------------------
Net income (loss) from continuing
 operations                               9.4        47.2        (1.3)
Convertible note interest                   -         3.4           -
Net income (loss) from continuing
 operations - diluted                    $9.4       $50.6       $(1.3)
                                  ====================================

Denominator:
Weighted average common shares
 outstanding - basic                    117.2       117.2       116.7
Convertible bonds converted to
 common stock                               -        14.2           -
Employee options and other                0.1         0.1           -
                                  ------------------------------------
Weighted average common shares
 outstanding - diluted                  117.3       131.5       116.7
                                  ====================================

Basic income (loss) per share from
 continuing operations                  $0.08       $0.40      $(0.01)
                                  ====================================
Diluted income (loss) per share
 from continuing operations             $0.08       $0.38      $(0.01)
                                  ====================================




            ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
     CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                            (In millions)
                     SUBJECT TO RECLASSIFICATION

                                           Three Months Ended
                                  ------------------------------------
                                  February 02, October 31, January 27,
                                      2007        2006        2006
                                  ------------ ----------- -----------
Operating Activities:
   Income (loss) from continuing
    operations                           $9.4       $47.2        (1.3)
  Adjustments to reconcile income
   (loss) from continuing
   operations to net cash provided
   by (used for) operating
   activities from continuing
   operations:
     Impairments                            -         0.6           -
     Writedown of Investments               -         3.9           -
     Depreciation and amortization       17.1        17.7        16.5
     Change in bad debt reserves         (0.2)       (0.3)        1.0
     Non-cash stock compensation          1.9         0.8         3.4
     Change in deferred income
      taxes                                 -       (48.3)        1.4
     Loss on sale of property and
      equipment                           0.3         0.1         0.5
     Other, net                          (0.7)        0.2        (0.9)
     Changes in operating assets &
      liabilities, net of
      divestitures:
        Accounts receivable and
         unbilled revenues               18.5        24.5         6.0
        Inventories                      (1.6)        1.5        (1.5)
        Prepaid and other assets         (1.3)        2.9        (5.3)
        Accounts payable                 (6.2)      (16.0)        3.8
        Accrued liabilities              (5.8)        0.5       (35.3)
        Pension liabilities                 -         3.3           -
                                  ------------ ----------- -----------
     Total cash provided by (used
      for) operating activities
      from continuing operations         31.4        38.6       (11.7)
     Total cash (used for)
      provided by operating
      activities from discontinued
      operations                         (5.6)       (3.1)        0.6
                                  ------------ ----------- -----------
     Total cash provided by (used
      for) operating activities          25.8        35.5       (11.1)

Investing Activities:
  Acquisitions, net of cash
   acquired                                 -         3.2           -
  Divestitures, net of cash
   disposed                               0.1           -           -
  Property, equipment and patent
   additions                             (8.7)      (10.2)       (6.2)
  Proceeds from disposal of
   property and equipment                 0.2         0.4           -
  Proceeds from partial sale of
   subsidiary                               -         0.1           -
  Proceeds from sale/collection of
   note receivable                          -         7.4           -
  Change in restricted cash               1.2         0.4         1.5
  Purchases of available-for-sale
   securities                          (267.4)     (200.1)     (135.5)
  Sale of available-for-sale
   securities                           245.4       177.1       133.4
  Other                                     -           -         0.1
                                  ------------ ----------- -----------
     Total cash used for investing
      activities from continuing
      operations                        (29.2)      (21.7)       (6.7)
     Total cash provided by
      investing activities from
      discontinued operations             0.7         0.2         0.2
                                  ------------ ----------- -----------
     Total cash used for investing
      activities                        (28.5)      (21.5)       (6.5)

Financing Activities:
  Common stock issued                     0.1        (0.1)        5.9
                                  ------------ ----------- -----------
     Total cash provided by (used
      for) financing activities
      from continuing operations          0.1        (0.1)        5.9
     Total cash provided by
      financing activities from
      discontinued operations               -           -           -
                                  ------------ ----------- -----------
     Total cash provided by (used
      for) financing activities           0.1        (0.1)        5.9

Effect of Exchange Rate Changes on
 Cash                                     1.5         1.0         1.0
                                  ------------ ----------- -----------

(Decrease) Increase in cash and
 cash equivalents                        (1.1)       14.9       (10.7)

Cash and cash equivalents,
 beginning of period                    142.3       127.4       108.4
                                  ------------ ----------- -----------

Cash and cash equivalents, end of
 period                                $141.2      $142.3       $97.7
                                  ============ =========== ===========



    CONTACT: ADC
             Investor Relations:
             Mark Borman, 952-917-0590